UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2023

Digerati Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-15687	74-2849995
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

8023 Vantage Dr., Suite 660, San Antonio, TX	78230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 614-7240

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Seventh Amendment to Credit Agreement with Post Road

As previously disclosed, on August 30, 2022, Digerati Technologies, Inc. (the “Company”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Digerati, Minority Equality Opportunities Acquisition Inc., a Delaware corporation (“MEOA”), and MEOA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of MEOA (“Merger Sub”).

The Business Combination Agreement provides, among other things, that Merger Sub will merge with and into Digerati, with Digerati as the surviving company in the merger and, after giving effect to such merger, Digerati shall be a wholly-owned subsidiary of MEOA (the “Merger”). In addition, following the consummation of the Merger, MEOA will be renamed Verve Technologies Corporation.

As previously disclosed, in November 2020, the Company and T3 Communications, Inc., a Nevada corporation that is a controlled subsidiary of the Company (“T3”), and T3’s subsidiaries (T3 and its subsidiaries, collectively, the “T3 Nevada Parties”) entered into a credit agreement (the “Credit Agreement”) with Post Road Administrative LLC and its affiliate Post Road Special Opportunity Fund II LLP (collectively, “Post Road”). The Company is a party to certain sections of the Credit Agreement. Next Level Internet, Inc. became a T3 Nevada Party in February 2022.

As previously disclosed, through May 8, 2023, the Credit Agreement had been amended six times. One of these amendments was that certain Consent, Limited Waiver and Fourth Amendment to Credit Agreement and Amendment to Notes, entered into on February 3, 2023 (the “Fourth Amendment”). Among other things, pursuant to the Fourth Amendment, Post Road agreed to waive each and all of the Specified Defaults (as defined in the Fourth Amendment). Post Road’s waiver of the Specified Defaults is contingent on the Merger closing on or before February 28, 2023 (the “MEOA Merger Outside Closing Date”) and no events of default (other than the Specified Defaults) or any condition or event that, with the giving of notice or the lapse of time or both, would constitute an event of default, existing under the Credit Agreement on the MEOA Merger Outside Closing Date.

As previously disclosed, on March 13, 2023, the Company, the T3 Nevada Parties, and Post Road entered into the Fifth Amendment to its Credit Agreement, with an effective date of February 28, 2023 (the “Fifth Amendment”), which specifically revised the MEOA Merger Outside Closing Date, replacing the “February 28, 2023” date with “April 28, 2023.”

Pursuant to the Credit Agreement, as amended, the principal balance owed by the T3 Nevada Parties to Post Road and its affiliates, as of April 30, 2023, was approximately $34,469,929.

On May 8, 2023, the Company, the T3 Nevada Parties, and Post Road entered into a Seventh Amendment to Credit Agreement (the “Seventh Amendment”). The Seventh Amendment is dated as of May 1, 2023, with an effective date of April 28, 2023. Pursuant to the Seventh Amendment, the MEOA Merger Outside Closing Date was amended to mean May 31, 2023, or such later date as agreed to in writing by Post Road in its sole discretion.

The Seventh Amendment also modified the negative covenants set forth in the Credit Agreement to add a new section on material nonpublic information (“MNPI”). The Seventh Amendment’s modifications to the Credit Agreement provide that if Post Road elects not to receive MNPI from the Company during any period during which the Company is obligated to deliver a notice to Post Road which notice would include MNPI, the Company will inform Post Road of its obligation to deliver the notice, and Post Road will inform the Company whether it elects to receive such notice. If Post Road elects to receive the notice of MNPI, the Company shall deliver such notice in accordance with the Credit Agreement, and if Post Road elects not to receive such notice, the Company shall not deliver the notice and Post Road shall have waived its rights to receive delivery of the notice. Any election by Post Road to waive their right to receive delivery of any notice of MNPI applies only with respect to the specific notice and not to any subsequent notice.

Pursuant to the Seventh Amendment, Post Road agreed to defer the cash interest otherwise due and payable on April 3, 2023 and May 1, 2023 to the June 1, 2023 payment date.

The foregoing summary of the Seventh Amendment contains only a brief description of the material terms of the Seventh Amendment and such description is qualified in its entirety by reference to the full text of the Seventh Amendment, filed herewith as Exhibit 10.1, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Seventh Amendment to Credit Agreement and Amendment to Notes by and among T3 Communications, Inc., the Subsidiaries of T3 Communications (including Next Level Internet, Inc.), Post Road Special Opportunity Fund II LP and Post Road Administrative LLC, dated as of May 1, 2023 with an effective date of April 28, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2023	Digerati Technologies, Inc.

	By:	/s/ Antonio Estrada Jr.
Antonio Estrada Jr.,
Chief Financial Officer

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